Contact:	Claudia San Pedro
Treasurer and Vice President of Investor Relations
(405)225-4846

SONIC REPORTS FIRST QUARTER 2008 EARNINGS OF $0.22 PER SHARE,
UP 16% FROM FIRST QUARTER 2007 AND TOPPING OUTLOOK

Ahead-of-Schedule Retrofit Program, Other Sales-Driving Initiatives
Continue to Build Momentum for Fiscal 2008 Sales and Earnings

OKLAHOMA CITY (January 3, 2008) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the first quarter ended November 30, 2007.  Highlights of the company's first quarter performance included:

•	A 16% increase in net income per diluted share to $0.22 from $0.19 in the year-earlier period, and a penny ahead of the market's mean estimate for first quarter earnings;
•	System same-store sales growth of 2.1%, including a 2.9% increase at partner drive-ins (partner drive-ins are drive-ins in which the company owns a majority interest);
•	Strong development activity, including the opening of 36 new drive-ins, the relocation or rebuilding of 15 existing drive-ins, and the completion of 240 retrofits;
•	An improvement in both restaurant-level and operating income margins; and
•	Continued benefit from the company's recapitalization and ongoing share repurchases.

"We are very pleased with first quarter results, highlighted by higher earnings per diluted share – up 16% from the first quarter last year and a penny ahead of the market's expectation for the period," said Clifford Hudson, Chairman and Chief Executive Officer.  "Despite a slow start in September, sales and traffic rebounded nicely in October and November, producing same-store sales within our long-term target range and driving positive traffic for the quarter."

Income Statement Overview
Net income per diluted share for the first quarter of fiscal 2008 increased 16% to $0.22 versus $0.19 for the same quarter last year, reflecting improved drive-in level margins versus the same quarter last year due to leverage from price increases during the past year and higher sales.  Additional discounting associated with the implementation of Sonic's Happy Hour initiative (described further below) in November had the effect of reducing a portion of the company's previous price increase.

The company's higher earnings per share also reflected the positive impact of Sonic's capital management program, under which the company has repurchased more than 30% of its outstanding stock since the beginning of fiscal 2007, with total expenditures of approximately $590 million.  The reduced shares outstanding helped offset, on a per share basis, higher net interest expense related to the company's tender offer completed in October 2006 along with subsequent open-market purchases.  With the higher interest expense, however, net income for the first quarter of fiscal 2008 declined 11% to $13.6 million versus $15.3 million in the year-earlier quarter.

Revenues for the first fiscal quarter rose 9% to $190.2 million from $174.8 million in the year-earlier period.  The increase was attributable to new unit growth, solid same-store sales gains, and higher franchising income derived from the company's unique ascending royalty rate and the early conversion of older license agreements, affecting approximately 790 drive-ins in April 2007.  Higher partner drive-in sales also reflected the acquisition of five franchise drive-ins during the first quarter.

Same-Store Sales
Sonic's system same-store sales rose 2.1% in the first quarter of fiscal 2008 versus 3.4% in the year-earlier period.  Same-store sales for the first quarter reflected a 1.9% increase at franchise drive-ins and a 2.9% increase at partner drive-ins.  Several of the company's more recent sales-driving initiatives, including the retrofit, have been implemented more extensively at partner drive-ins, which management believes has contributed to their stronger results.

Sonic's system sales performance reflects the impact of initiatives such as the ongoing implementation of the retrofit and the addition of its new line of coffee products to an increasing number of drive-ins, as well as the system-wide launch of Happy Hour in November, featuring half-priced drinks from 2:00 p.m. to 4:00 p.m. every day.  The Happy Hour initiative, which will continue to be a focus going forward, has been particularly effective not only at stimulating overall sales growth, but also increasing traffic, which has grown significantly in the afternoon day part since its introduction.

Sales during December were affected by adverse weather conditions in many markets.  However, the company continues to expect same-store sales growth in the range of 2% to 4% going forward, with partner drive-ins anticipated to be near the high end of this range.

Development and Retrofit
During the first quarter, Sonic opened 36 new drive-ins, including 31 franchise drive-ins, compared with openings of 37 for the first quarter in fiscal 2007, which included 34 franchise drive-ins.  The company remains on track to open 180 to 200 drive-ins in fiscal 2008.  Commitments for future drive-in openings under area development agreements totaled 919 at November 30, 2007 – a 60% increase since September 1, 2006.  Franchisees also rebuilt or relocated 15 drive-ins during the first quarter, and continued franchise investment is anticipated in this area with a total of 60 to 70 drive-ins expected to be rebuilt or relocated this fiscal year.

Franchise drive-in retrofits continued to gain momentum during the first quarter, signaling franchisees' enthusiasm for the retrofit and its impact on sales.  In the first quarter, franchisees completed 202 retrofits, for a total of 528 since franchisees began the program in early calendar 2007.  In addition, Sonic retrofitted a total of 38 partner drive-ins in the first quarter of fiscal 2008.  The company now has retrofitted a total of 264 partner drive-ins since the program began, and currently over 40% of partner drive-ins have the new look.  In fiscal 2008, the company expects to retrofit a total of 150 partner drive-ins along with 600 to 700 franchise drive-ins.

Concluding Comments
Hudson added, "During the first quarter, we continued to see the positive impact of our multi-layered growth strategies on both sales and earnings.  Building on this momentum, our expectations for fiscal 2008 are high, and we remain on track for earnings growth in the range of 15% to 17% for the full year, although we recognize that the second quarter is seasonally our slowest and more susceptible to extreme weather conditions.

"Initiatives such as the implementation of Happy Hour, combined with our new product news, continue to resonate with consumers, while our media expenditures – and the portion devoted to national cable advertising – are rising to support our brand message to customers and power drive-in sales as we enter new markets," Hudson continued.  "We'll continue to enhance these sales-driving strategies, layering opportunities to grow sales with products such as our Java Chiller and other coffee products, which have received a warm welcome from our customers, and monthly offerings like our Cheesecake Bites and Holiday Mint Blast.  These initiatives should continue to drive sales in non-traditional day parts and generate consistent same-store sales growth across the system."

Concluding, Hudson said, "In terms of system growth and development, we also continue to see good momentum in new drive-in openings, the relocation or rebuild of older drive-ins, and our ongoing retrofit program.  Thanks to 21 years of positive same-store sales growth and a handsome rise in drive-in level profits over the last four years, our existing franchisees continue to demonstrate their commitment to the Sonic brand with significant capital investments, not only through new store openings, but also by increased relocation and rebuild activities and faster-than-anticipated implementation of the retrofit.  This, together with our sales-driving initiatives, continues to further differentiate our brand among consumers and contribute to the momentum we have achieved."

Fiscal 2008 Outlook Reiterated
Sonic continues to expect that its earnings per diluted share will increase in the range of 15% to 17% in fiscal 2008 versus fiscal 2007 earnings per diluted share of $0.96, which is adjusted for debt refinancing charges.  Broadly, the following factors are anticipated to contribute to this growth:

•	An increase of between 2% and 4% in same-store sales, with partner drive-ins performing near the high end of this range;
•
Continued solid expansion trends for the chain, with the opening of 180 to 200 new drive-ins, including 155 to 165 franchise drive-ins and reflecting system growth of about 6%; consistent with prior years, more new drive-in openings will occur in the second half of the fiscal year;

•	The retrofit of 150 partner drive-ins and 600 to 700 franchise drive-ins;
•
An ongoing outlook for capital expenditures of approximately $75 million to $85 million for the year, excluding acquisitions, including the costs of new partner drive-ins and retrofits as well as higher expenditures for drive-in remodels, relocations, and new equipment;

•
Continued growth in cash flow from operations, which is expected to be used to fund capital expenditures, interest and principal payments associated with the company's securitized financing, and, on an opportunistic basis, to repurchase company stock or purchase franchise drive-ins; and

•
Share-repurchase authorization of approximately $30 million remaining for fiscal year 2008, after purchasing more than $578 million in stock in fiscal 2007 and $12 million (approximately 549,000 shares) in the first quarter of fiscal 2008; subject to the level of future share repurchases, weighted average diluted shares outstanding are expected to be in the range of 62 million to 64 million shares for fiscal 2008.

Sonic's second quarter earnings historically have been more susceptible to seasonal and adverse weather conditions.  For the second fiscal quarter ending February 29, 2008, the company expects the following:

•	Total revenue growth of 9% to 11% based on:
o	Targeted system same-store sales increase of 2% to 4%, with sales for partner drive-ins near the high end of this range;
o
Increased revenue from royalty fees as a result of increased sales, new development and incremental income from the license conversion implemented in fiscal 2007, as well as  the company's unique ascending royalty rate;

•	Flat to slightly unfavorable restaurant-level costs, as a percentage of sales over the prior year;
•	Net interest expense of $11 million to $13 million, resulting from increased interest expense related to the company's recent share repurchases; and
•	A tax rate in the range of 37% to 38% for the quarter.

As noted previously, second quarter earnings for fiscal 2007 were affected by a number of one-time events, including refinancing costs associated with debt incurred to finance Sonic's tender offer and share repurchase program.  Adjusted for these one-time costs, which were offset partially by the retroactive reinstatement of a federal tax credit program in December 2006, comparable earnings for the second quarter of fiscal 2007 were $0.13 per diluted share.

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,350 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's first quarter conference call can be accessed at the company's web site.  The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, January 4, 2008.  An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until February 4, 2008.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2007	2006
Income Statement Data
Revenues:
Partner Drive-In sales	$159,285	$146,419
Franchise Drive-Ins:
Franchise royalties	28,639	25,082
Franchise fees	1,240	1,085
Other	1,017	2,204
	190,181	174,790
Costs and expenses:
Partner Drive-Ins:
Food and packaging	41,078	38,535
Payroll and other employee benefits	49,316	45,036
Minority interest in earnings of Partner Drive-Ins	5,296	4,904
Other operating expenses	33,484	31,005
	129,174	119,480

Selling, general and administrative	14,914	14,033
Depreciation and amortization	12,206	10,758
	156,294	144,271

Income from operations	33,887	30,519

Interest expense	12,669	6,557
Debt extinguishment costs	--	1,258
Interest income	(689)	(798)
Net interest expense	11,980	7,017
Income before income taxes	21,907	23,502
Provision for income taxes	8,324	8,216
Net income	$13,583	$15,286

Net income per share:
Basic	$0.22	$0.20
Diluted	$0.22	$0.19
Weighted average shares used in calculation:
Basic	60,772	76,606
Diluted	63,065	79,489

SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2007	2006
Drive-Ins in operation:
Partner:
Total at beginning of period	654	623
Opened	5	3
Acquired from (sold to) franchisees	5	--
Closed	(2)	--
Total at end of period	662	626
Franchise:
Total at beginning of period	2,689	2,565
Opened	31	34
Acquired from (sold to) company	(5)	--
Closed (net of reopening)	(9)	(1)
Total at end of period	2,706	2,598
System-wide:
Total at beginning of period	3,343	3,188
Opened	36	37
Closed (net of reopening)	(11)	(1)
Total at end of period	3,368	3,224

Core markets	2,519	2,447
Developing markets	849	777
All markets	3,368	3,224

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	First Quarter Ended November 30,
	2007	2006

Sales Analysis
Partner Drive-Ins:
Total sales	$159,285	$146,419
Average drive-in sales	243	235
Change in same-store sales	2.9%	0.6%
Franchise Drive-Ins:
Total sales	$740,288	$692,370
Average drive-in sales	274	268
Change in same-store sales	1.9%	4.0%
System-wide:
Change in total sales	7.2%	8.7%
Average drive-in sales	$268	$261
Change in same-store sales	2.1%	3.4%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$280	$272
Developing markets	231	228
System-wide change in same-store sales:
Core markets	3.1%	4.3%
Developing markets	-2.4%	-0.4%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2007	2006
Margin Analysis
Partner Drive-Ins:
Food and packaging	25.8%	26.3%
Payroll and employee benefits	31.0%	30.8
Minority interest in earnings of Partner Drive-Ins	3.3%	3.3
Other operating expenses	21.0%	21.2
	81.1%	81.6%

	November 30,	August 31,
	2007	2007
	(In thousands)
Balance Sheet Data
Total assets	$764,948	$758,520
Current assets	69,859	73,703
Current liabilities	96,401	114,487
Obligations under capital leases, long-term debt,
and other non-current liabilities	770,503	750,835
Stockholders' deficit	(101,956)	(106,802)